Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of registered securities of EverQuote, Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s Amended and Restated Bylaws (the “Bylaws”), and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). The Certificate of Incorporation and the Bylaws are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

Authorized Capital Stock

Our authorized capital stock consists of 220,000,000 shares of Class A common stock, par value $0.001 per share, 30,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our Class A common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Common Stock

Voting Rights. Holders of Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders, and holders of Class B common stock are entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Liquidation, Dissolution and Winding Up. If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of Class A common stock, Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Right to Receive Certain Transaction Distributions. Our Certificate of Incorporation provides that in the event of any Combination Transaction (as defined below) to which the Company is a party in which the shares of Class A common stock or Class B common stock will be exchanged for or converted into, or will receive a distribution of, cash or other property or securities of the Company or any other person or entity, each share of Class A common stock and Class B common stock shall be entitled to receive Equivalent Consideration (as defined below) on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, each voting separately as a class.

The term “Combination Transaction” means any reorganization by way of share exchange, consolidation or merger or otherwise, in one transaction or series of related transactions, in which the Company is a constituent corporation or is a party with another entity if, as a result of such Combination Transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an Acquiring Stockholder (as defined below)) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder.

The term “Acquiring Stockholder” means a stockholder or group of stockholders of the Company that (i) merges or combines with the Company in such Combination Transaction or (ii) owns or controls a majority of another corporation or entity that merges or combines with the Company in such Combination Transaction.

The term “Equivalent Consideration” means consideration in the same form, in the same amount and with the same voting rights on a per-share basis; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Class A common stock or Class B common stock in connection with any Combination Transaction pursuant to any employment, consulting, severance or other arrangement shall not be deemed to be “consideration” that is included in the determination of “Equivalent Consideration.”

Other Rights. Holders of Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.

Conversion. Each outstanding share of Class B common stock is convertible at any time, at the option of the holder thereof, into one share of Class A common stock. Each outstanding share of Class B common stock will convert automatically into one share of Class A common stock upon its transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain exceptions and permitted transfers described in our Certificate of Incorporation, including certain transfers by a stockholder to (1) certain trusts for the benefit of the stockholder or other persons, so long as the stockholder, either alone or with a family member, has sole dispositive power and exclusive voting control over the transferred shares, (2) an individual retirement account or a pension, profit sharing, stock bonus or other type of plan or trust of which the stockholder is a participant or beneficiary, so long as the stockholder, either alone or with a family member, has sole dispositive power and exclusive voting control over the transferred shares, (3) a corporation, partnership or limited liability company in which the stockholder, either alone or with a family member, has sufficient ownership interests or otherwise has legally enforceable rights such that the stockholder, either alone or with a family member, retains sole dispositive power and exclusive voting control over the transferred shares, and (4) any other entity that is a direct or indirect wholly owned subsidiary of the stockholder, a parent of the stockholder, or under common control with the stockholder. In addition, each outstanding share of Class B common stock held by a stockholder who is a natural person, or held by the permitted transferees of such stockholder, will convert automatically into one share of Class A common stock nine months after the death or incapacity of such stockholder.

The conversion of Class B common stock into Class A common stock, whether voluntary, upon a transfer of Class B common stock or upon the death of a holder of Class B common stock, will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares of Class B common stock.

All outstanding Class B common stock will convert automatically into Class A common stock, on a share-for-share basis, upon the date and time, or occurrence of an event, specified by vote or written consent of the holders of a majority of the voting power of the then outstanding shares of Class B common stock. In addition, all outstanding Class B common stock will convert automatically into Class A common stock, on a share-for-share basis, at such time as the aggregate voting power of all then outstanding shares of Class B common stock represents less than 10% of the aggregate voting power of all then outstanding shares of our capital stock.

Each share of Class B common stock that is converted into Class A common stock will thereupon automatically be retired and not be available for reissuance. If we subsequently wish to issue more shares of Class B common stock than are then authorized for issuance, we would first have to amend our Certificate of Incorporation with the approval of our board of directors and stockholders in accordance with the DGCL.

Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Provisions of Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law That May Have Anti-Takeover Effect

Delaware Law. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning shares representing 15% or more of the voting power of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Removal of Directors. Our Certificate of Incorporation and our Bylaws provide that, subject to the rights of holders of any series of preferred stock, prior to the Threshold Date (as defined below), directors may be removed, with or without cause, by the affirmative vote or written consent of the holders of a majority of the votes that all the stockholders would be entitled to cast in an election of directors. Subject to the rights of holders of any series of preferred stock, from and after the Threshold Date, directors of the Company may be removed only for cause and only by the affirmative vote of the holders of a majority of the votes that all the stockholders would be entitled to cast in an election of directors. Until the Threshold Date, any vacancies in the board of directors may be filled by the affirmative vote of the holders of a majority of the voting power of all shares that stockholders would be entitled to vote for the election of directors. From and after the Threshold Date, any vacancies in the board of directors may be filled only by our board of directors.

The term “Threshold Date” means the first date after the effectiveness of our Certificate of Incorporation on which the Link-Controlled Shares (as defined below) represent less than a majority of the voting power of the then-outstanding shares of Class A common stock and Class B common stock in an election of directors.

The term “Link-Controlled Shares” means all outstanding shares of Class A common stock and Class B common stock with respect to which Link Ventures, LLLP, a Delaware limited liability limited partnership (including any successor entity thereto) (“Link Ventures”), and any person or entity controlling, controlled by or under common control with Link Ventures possess the power (whether shared or exclusive) to vote or direct the voting thereof, whether by proxy, voting agreement or otherwise.

These limitations on the removal of directors and filling of vacancies from and after the Threshold Date could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Supermajority Voting. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation and Bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66 2/3% of the votes that all our stockholders would be entitled to cast for the election of directors.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Certificate of Incorporation provide that, from and after the Threshold Date, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our Certificate of Incorporation and our Bylaws also provide that, from and after the Threshold Date, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors. In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our capital stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Choice of Forum. Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of the Company to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action asserting a claim governed by the internal affairs doctrine. Our Certificate of Incorporation further provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.